December 23, 1997


Caterpillar Inc.
100 N.E. Adams St.
Peoria, IL 61629


Ladies and Gentlemen:

I am Securities Counsel for Caterpillar Inc. and am delivering this opinion in connection with the filing by Caterpillar of a Registration Statement on Form S-3 under the Securities Act of 1933 ("Securities Act") registering one million shares of Common Stock that may be issued to Permitted Transferees upon the exercise of transferred options assigned to them by certain participants in Caterpillar's 1996 Stock Option and Long-Term Incentive Plan, and 1987 Stock Option Plan ("Plans").

On the basis of my examination of relevant documents, records, and matters of law, I am of the opinion that when the Registration Statement becomes effective under the Securities Act, any Common Stock issued and delivered to Permitted Transferees upon the exercise of transferred options in accordance with the terms of the Plans, when so delivered, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

I express no opinion as to any laws other than the General Corporation Law of the State of Delaware and the federal laws of the United States.


                                       Sincerely,


                                       Richard P. Konrath
                                       Securities Counsel